(d)(3)(i)

May 1, 2015

Voya Strategic Allocation Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Voya Investments, LLC (“Voya Investments”), the adviser to Voya Strategic Allocation Conservative Portfolio, Voya Strategic Allocation Growth Portfolio, and Voya Strategic Allocation Moderate Portfolio, each a series of Voya Strategic Allocation Portfolios, Inc. (collectively, the “Strategic Allocation Portfolios”), agrees that Voya Investments shall, from May 1, 2015 through May 1, 2016, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Strategic Allocation Portfolios shall be reflected as below:

Name of Portfolio	Maximum Operating Expense Limit* (as a percentage of average net assets)
	Class A	Class B	Class C	Class I	Class O	Class S
Voya Strategic Allocation Moderate Portfolio Term Expires May 1, 2015	N/A	N/A	N/A	0.70%	N/A	0.95%
Voya Strategic Allocation Growth Portfolio Term Expires May 1, 2015	N/A	N/A	N/A	0.71%	N/A	0.96%
Voya Strategic Allocation Conservative Portfolio Term Expires May 1, 2015	N/A	N/A	N/A	0.65%	N/A	0.90%

*These operating expense limits take into account operating expenses incurred at the underlying Fund level.

The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply, subject to possible recoupment by Voya Investments within three years.

May 1, 2015

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Strategic Allocation Portfolios, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Voya Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Strategic Allocation Portfolios, Inc.

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